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Shiv Kapoor
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702-835-6300
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Spectrum Pharmaceuticals Announces Agreements to Exchange $69.5 Million in Principal Amount of Its 2.75% Convertible Senior Notes Due 2018 for Common Stock and Cash

•	Approximately $40.5 Million in Principal Amount of Notes Will Be Outstanding Following the Exchanges
HENDERSON, Nev.- October 10, 2017-- Spectrum Pharmaceuticals, Inc. (NasdaqGS: SPPI) today announced that it has entered into separate, privately negotiated exchange agreements with certain holders of its 2.75% Convertible Senior Notes due December 15, 2018 (the “Notes”). Pursuant to the exchange agreements, the Company will exchange approximately $69.5 million in aggregate principal amount of Notes, for (i) approximately 5.4 million newly-issued shares of the Company’s common stock, plus (ii) $26.7 million in cash, as well as accrued and unpaid interest in cash. Following the exchanges, which are expected to be completed on or about October 12, 2017, subject to customary closing conditions, approximately $40.5 million in aggregate principal amount of the Notes will remain outstanding.
In connection with the exchange of the Notes, the Company intends to enter into agreements with dealers party to certain convertible note hedge transactions related to the Notes to unwind a corresponding portion of its previously sold warrants and previously purchased call options that were part of such convertible note hedge transactions.
The shares of common stock issuable upon the exchanges have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.
About Spectrum Pharmaceuticals, Inc.
Spectrum Pharmaceuticals is a leading biotechnology company focused on acquiring, developing, and commercializing drug products, with a primary focus in Hematology and Oncology. Spectrum currently markets six hematology/oncology drugs, and has an advanced stage pipeline that has the potential to transform the Company. Spectrum's strong track record for in-licensing and acquiring differentiated drugs, and expertise in clinical development have generated a robust, diversified, and growing pipeline of product candidates in advanced-stage Phase 2 and Phase 3 studies. More information on Spectrum is available at www.sppirx.com.
Forward-looking statement - This press release may contain forward-looking statements regarding future events. These statements are based on management's current beliefs and expectations. These statements

11500 S. Eastern Ave., Ste. 240 Henderson, Nevada 89052 Tel: 702-835-6300 Fax: 702-260-7405 www.sppirx.com NASDAQ: SPPI include, but are not limited to, statements relating to the consummation of the exchanges and unwinding of the convertible note hedge transactions, including whether our counterparties to the exchange agreements properly deliver the convertible notes to us. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum Pharmaceuticals, Inc.. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

© 2017 Spectrum Pharmaceuticals, Inc. All Rights Reserved

11500 S. Eastern Ave., Ste. 240 Henderson, Nevada 89052 Tel: 702-835-6300 Fax: 702-260-7405 www.sppirx.com NASDAQ: SPPI